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                                                                Exhibit 8.2


MORRIS, MANNING & MARTIN, LLP
ATTORNEYS AT LAW


September 13, 2001


eshare communications, Inc.
5051 Peachtree Corners Circle
Norcross, Georgia 30092



Ladies and Gentlemen:

     We have acted as counsel to eshare communications, Inc., a Georgia corporation ("Company"), in connection with the proposed merger (the "Merger") of Company with and into DES Acquisition Company, a Delaware corporation ("Sub") and wholly-owned subsidiary of divine, inc., a Delaware corporation ("Parent"), pursuant to an Agreement and Plan of Merger dated as of July 8, 2001 (the "Agreement"). This preliminary opinion letter is being delivered to you for filing with a Registration Statement on Form S-4 (the "Registration Statement") of Parent, including, among other things, the proxy statement of Company relating to the Merger. Pursuant to Section 7.1(f) of the Agreement, we anticipate that a final opinion letter substantially similar to this opinion letter will be delivered by our firm to you at the Closing of the Merger. Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

     In delivering our opinion, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Agreement;

     2.   The Registration Statement;

     3. Certain other documents, including (i) an Employment Agreement to be entered into by Alexander Szlam and Parent (the "Employment Agreement") at the Closing of the Merger; (ii) a Stockholder Agreement dated as of July 8, 2001, among Alexander Szlam, Szlam Partners, L.P. (Alexander Szlam and Szlam Partners, L.P. collectively being referred to hereinafter as "Szlam") and the Company, pursuant to which: (x) Szlam has the right to sell to Parent the Parent Shares received by Szlam in the Merger at a specified price per share, (y) Parent has granted Szlam the right to put to Parent the Parent Shares received by Szlam in the Merger at a price per share equal to the Parent average closing price used for purposes of calculating the Exchange Ratio (the "Put Option"), and (z) Szlam has granted Parent the right to call the Parent Shares subject to the Put Option at a price per share equal to the Parent average closing price used for purposes of calculating the Exchange Ratio, and (iii) an


Atlanta           1600 Atlanta Financial Center            With offices in       Washington DC
404.233.7000      3343 Peachtree Road, N.E.                                      Charlotte, North Carolina
                  Atlanta, Georgia 30326-1044
                  Fax: 404.365.9532



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MORRIS, MANNING & MARTIN, LLP

    September 13, 2001
    Page 2


          agreement to be entered into by Szlam and Parent pursuant to which affiliates of Szlam have granted or will grant Parent an option to purchase certain real property located in Norcross, Georgia and Chertsey, Surry, England (the agreements referred to in clauses (i), (ii) and (iii) above being referred to hereinafter as the "Transaction Agreements");

     4. Those certain tax representation letters delivered to us by Parent, Sub and Company containing certain representations of Parent, Sub and Company (the "Tax Representation Letters"); and

     5. Such other instruments and documents related to the formation, organization, and operation of Parent, Sub, and Company, and related to the Merger, as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we also have assumed (without any independent investigation) that:


     1. Original documents (including signatures thereto) submitted to us are authentic, that documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

     2. All representations, warranties, and statements made or agreed to by Parent, Sub, Company, their managements, employees, officers, directors, and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto), the Transaction Agreements (including the exhibits thereto), and the Tax Representation Letters are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;

     3. All covenants contained in the Agreement (including exhibits thereto), the Transaction Agreements (including the exhibits thereto), and the Tax Representation Letters are (or will be by the Effective Time) performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Parent, Sub, and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. Any representations made in any of the documents referred to herein "to the knowledge" of any person or party or similarly qualified is correct without such qualification;

     6. Notwithstanding Section 4.1(e) of the Agreement or the Transaction Agreements, the sum of (i) the cash issued in lieu of any Parent Shares pursuant to Section 4.1(e) of


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MORRIS, MANNING & MARTIN, LLP

    September 13, 2001
    Page 3


          the Agreement, (ii) the cash issued in lieu of fractional Parent Shares, (iii) the cash issued to dissenting shareholders of Company,
          (iv) the cash or any other consideration received by Company shareholders pursuant to the Transaction Agreements and (iv) any other cash or other consideration (except Parent Shares) issued by Parent to shareholders of Company in connection with the Merger will not exceed fifty percent (50%) in value of the total merger consideration issued in connection with the Merger; and

     7. An opinion of Katten Muchin Zavis, counsel to Parent, substantially identical in substance to this opinion, has been delivered and not withdrawn.

     Based upon our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes, at the Effective Time, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     This opinion represents and is based upon our best judgment regarding the current application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, and including without limitation, changes that may arise between the date of this opinion letter and the Effective Time, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     This opinion addresses only the matters stated herein, and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements, and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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MORRIS, MANNING & MARTIN, LLP

    September 13, 2001
    Page 4


     This opinion is intended for the benefit of Company only and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent. Notwithstanding the immediately preceding sentence, we hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

MORRIS, MANNING & MARTIN, LLP


By:      /s/ Cassady V. Brewer
   -----------------------------------------
         Cassady V. Brewer, a Partner

CVB:shb